Exhibit 99.1

2500 CityWest Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600

FOR IMMEDIATE RELEASE March 4, 2014	Contact: Brent Smith Executive Vice President, Chief Financial Officer and Treasurer (713) 361-2634

Cal Dive Reports Fourth Quarter and Full-Year 2013 Results

HOUSTON, TX – (March 4, 2014) Cal Dive International, Inc. (NYSE: DVR) generated a loss for the fourth quarter 2013 of $0.5 million, or $0.01 per diluted share, including a $0.6 million after-tax non-cash fixed asset impairment charge.  This compares to a loss in the prior year fourth quarter of $19.1 million, or $0.21 per diluted share, including a $4.0 million after-tax non-cash charge related to the marked-to-market adjustment of the derivative liability for the Company's convertible debt and a $4.1 million after-tax non-cash fixed asset impairment charge.  For the fourth quarter 2013, the Company reported revenues of $159.8 million and EBITDA of $17.1 million compared to revenues of $146.4 million and EBITDA of $13.5 million for the fourth quarter 2012. The increase in EBITDA is primarily due to increased Mexico activity partially offset by no activity in West Africa due to the redeployment of the DSV Texas to Mexico and lower utilization domestically due to harsher winter weather conditions compared to fourth quarter 2012.

The Company reported a full year 2013 loss of $36.6 million, or $0.39 per diluted share, compared to a full year 2012 loss of $65.0 million, or $0.70 per diluted share.  Included in these losses are non-cash after-tax impairment charges of $13.7 million during 2013 and $19.7 million during 2012.  The Company reported full year 2013 EBITDA of $34.2 million compared to $23.3 million for full year 2012.

Commenting on the results, Cal Dive's Chairman, President and Chief Executive Officer, Quinn Hébert, stated, "As expected the fourth quarter was our best quarter of the year due to the ramp up in offshore work in Mexico.  This increase was partially offset by harsh winter weather conditions throughout the Gulf of Mexico and lower domestic activity in part due to the re-positioning of certain assets to Mexico.

"In Mexico, we operated six assets for the Pemex projects during the fourth quarter and have completed approximately 60% of our awarded $290 million in Pemex contracts as of the end of 2013.  Currently, we are operating five assets in the region as we completed the pipelay portion of three of the larger projects in January.  One of the projects, our fourth award in August 2013 for $40 million, has been delayed by Pemex until the summer of 2014 due to the platform not being ready.  The impact of this is expected to be a shift of revenue and profit from the fourth quarter 2013 and first quarter 2014 to the third quarter of 2014.  We expect bidding activity for Pemex work to continue to be strong in the coming months."

Mr. Hébert continued, "Looking forward, we expect improved financial performance over the next two quarters compared to the first half last year primarily driven by the activity related to our Pemex contracts as we had little activity in Mexico during this time last year.  We will continue to focus on international growth as we continue to bid on more projects in Mexico in 2014."

Financial Highlights

•
Backlog:  Contracted backlog was $249 million as of December 31, 2013.  This compares to backlog of $172 million at December 31, 2012.  Of the backlog as of December 31, 2013, $222 million relates to international work and the remainder relates to work in the U.S. Gulf of Mexico, with 93% of the total backlog expected to be performed during 2014.

•
Revenues:  Fourth quarter 2013 revenues increased by $13.4 million, or 9.2%, to $159.8 million compared to the fourth quarter 2012.  The increase in revenues is attributable to increased work in Mexico, offset primarily by a decrease in domestic revenues, in part due to some of the assets working in Mexico being re-positioned from other locations.  International revenues accounted for 74% and domestic revenues accounted for 26% of total consolidated revenues for the fourth quarter 2013, compared to 66% international and 34% domestic for the fourth quarter 2012.

•
Gross Profit: Fourth quarter 2013 gross profit was $10.5 million, an improvement of $0.4 million, compared to the fourth quarter 2012.  The improvement from prior year is attributable to better margins on work in Mexico offset by significantly lower margins domestically due to lower utilization caused by harsher winter weather conditions compared to fourth quarter 2012.

•
G&A: Fourth quarter 2013 G&A decreased by $2.1 million to $10.9 million compared to the fourth quarter 2012 primarily due to cost savings measures implemented by the Company.  As a percentage of revenues, G&A was 6.8% for the fourth quarter 2013 compared to 8.9% for the fourth quarter 2012.

•
Interest Expense: Fourth quarter 2013 net interest expense increased by $1.7 million to $6.3 million compared to the fourth quarter 2012, primarily due to higher outstanding balances on the Company's revolving credit facility during the quarter and additional interest on the Company's $20.0 million unsecured debt used to fund the up-front procurement of pipe and other project materials required under the Company's four contracts in Mexico.

•
Income Tax: The effective tax benefit rate for the fourth quarter 2013 was 90.2% compared to a tax benefit rate of 4.1% for the fourth quarter 2012.  The difference in the effective tax rate from the statutory rate is due to the mix of pre-tax profit and loss between U.S. and international taxing jurisdictions with varying statutory rates. In addition, the low benefit rate for fourth quarter 2012 was due to a $5.2 million non-cash income tax valuation allowance on foreign tax credits and foreign losses and a $1.4 million discrete period tax adjustment.

•
Balance Sheet:  As of December 31, 2013, total debt consisted of $86.25 million in convertible notes, $30.7 million under a senior secured term loan, $75.3 million outstanding under a revolving credit facility and $20.0 million under an unsecured term loan.  Cash and cash equivalents were $12.2 million, for a net debt position of $200.0 million at December 31, 2013, compared to a net debt position of $151.8 million at December 31, 2012.  The increase in net debt is primarily due to the working capital needs for the Company's four projects in Mexico.  The Company had $125.1 million in unbilled revenue at December 31, 2013, most of which was related to Mexico due to timing of milestone billings.  The net secured debt amount that is subject to financial covenants was $93.8 million at December 31, 2013, compared to $65.5 million at December 31, 2012.  Total debt presented on the consolidated balance sheet at December 31, 2013 is net of a debt discount of $18.8 million on the Company's convertible debt.  As of December 31, 2013 the Company had $46.9 million of remaining borrowing capacity under its revolving credit facility.

Conference Call Information

Further details will be provided during Cal Dive's conference call, scheduled for 8:00 a.m. Central Time tomorrow, March 5, 2014.  The teleconference dial-in numbers are:  (866) 953-6856 (domestic), (617) 399-3480 (international), passcode 64247475. Investors will be able to obtain the slide presentation and listen to the live conference call broadcast from the Investor Relations page at www.caldive.com.

A replay of the call will also be available from the Investor Relations-Audio Archives page.  A telephonic replay of the conference call will be available beginning approximately three hours after the completion of the conference call and will remain available for one week. To access the replay, call (888) 286-8010 (domestic) or (617) 801-6888 (international), passcode 30717140.

About Cal Dive International, Inc.

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides manned diving, pipelay and pipe burial, platform installation and salvage, and light well intervention services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, West Africa, the Middle East, and Europe, with a diversified fleet of surface and saturation dive support vessels and construction barges.

Cautionary Statement

This press release may include "forward-looking" statements that are generally identifiable through the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project" and similar expressions and include any statements that are made regarding earnings expectations. The forward-looking statements speak only as of the date of this release, and the Company undertakes no obligation to update or revise such statements to reflect new information or events as they occur. These statements are based on a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual future results may differ materially due to a variety of factors, including intense competition and pricing pressure in the Company's industry, the risks of cost overruns on fixed price contracts, the uncertainties inherent in competitive bidding for work, the operational risks inherent in the Company's business, risks associated with the Company's increasing presence internationally, and other risks detailed in the Company's most recently filed Annual Report on Form 10-K.

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES Condensed Consolidated Statements of Operations (in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Revenues	$159,807	$146,396	$516,958	$464,847
Cost of sales	149,310	136,318	504,902	467,135
Gross profit (loss)	10,497	10,078	12,056	(2,288)
General and administrative expenses	10,927	13,026	44,778	52,934
Asset impairment	844	6,224	21,010	28,756
(Gain) on sale of assets, net	(336)	(18)	(3,773)	(3,363)
Operating loss	(938)	(9,154)	(49,959)	(80,615)
Interest expense, net	6,336	4,643	21,275	14,786
Interest expense - adjustment to conversion feature of convertible debt	-	6,218	(6,362)	(2,139)
Other (income) expense, net	(1,822)	285	(1,030)	(178)
Loss before income taxes	(5,452)	(20,300)	(63,842)	(93,084)
Income tax benefit	(4,916)	(834)	(26,250)	(24,739)
Net loss	(536)	(19,466)	(37,592)	(68,345)
Loss attributable to noncontrolling interest	(20)	(374)	(958)	(3,316)
Loss attributable to Cal Dive	$(516)	$(19,092)	$(36,634)	$(65,029)

Loss per share attributable to Cal Dive:
Basic and diluted	$(0.01)	$(0.21)	$(0.39)	$(0.70)

Weighted average shares outstanding:
Basic and diluted	93,981	92,757	93,827	92,751

Other financial data:
Depreciation and amortization	$14,258	$15,037	$55,779	$61,581
Non-cash stock compensation expense	1,046	1,277	5,357	7,762
EBITDA	17,052	13,533	34,175	23,267

CAL DIVE INTERNATIONAL, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2013	2012
ASSETS	(unaudited)

Current assets:
Cash	$12,190	$8,343
Accounts receivable, net	180,530	135,205
Other current assets	37,323	36,361
Total current assets	230,043	179,909

Net property and equipment	388,580	423,536

Other assets, net	32,059	27,228
Total assets	$650,682	$630,673

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$114,663	$73,480
Other current liabilities	33,342	37,995
Current maturities of long-term debt	13,989	4,219
Total current liabilities	161,994	115,694

Long-term debt	179,464	133,116
Derivative liability for conversion feature of convertible debt	-	22,456
Other long-term liabilities	67,207	91,132
Total liabilities	408,665	362,398

Total equity	242,017	268,275

Total liabilities and equity	$650,682	$630,673

Reconciliation of Non-GAAP Financial Measures
For the Periods Ended December 31, 2013 and 2012
(in thousands)

In addition to net income, one primary measure that the Company uses to evaluate financial performance is earnings before net interest expense, taxes, depreciation and amortization, or EBITDA. The Company includes other non-cash items and adjustments in its definition of EBITDA outlined below. The Company uses EBITDA to measure operational strengths and the performance of its business and not to measure liquidity. EBITDA does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues, and should be considered in addition to, and not as a substitute for, net income and other measures of financial performance reported in accordance with GAAP. Furthermore, EBITDA presentations may vary among companies; thus, the Company's EBITDA may not be comparable to similarly titled measures of other companies.

The Company believes EBITDA is useful as a measurement tool because it helps investors evaluate and compare operating performance from period to period by removing the impact of capital structure (primarily interest charges from outstanding debt) and asset base (primarily depreciation and amortization of vessels) from operating results. The Company's management uses EBITDA in communications with lenders, rating agencies and others, concerning financial performance.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
EBITDA (unaudited)	$17,052	$13,533	$34,175	$23,267

Less: Depreciation & amortization	14,258	15,037	55,779	61,581
Less: Income tax benefit	(4,916)	(834)	(26,250)	(24,739)
Less: Net interest expense	6,336	4,643	21,275	14,786
Less: Interest expense - conversion feature adjustment	-	6,218	(6,362)	(2,139)
Less: Non-cash stock compensation expense	1,046	1,277	5,357	7,762
Less: Severance charges	-	60	-	2,289
Less: Non-cash impairment charges	844	6,224	21,010	28,756
Loss attributable to Cal Dive	$(516)	$(19,092)	$(36,634)	$(65,029)

	As of 12/31/13
Total Debt (1)	$212,208
Less: Cash	(12,190)
Net Debt	$200,018

(1) Total debt consists of outstanding balances on a revolver, secured term loan, unsecured term loan and the principal amount of convertible debt.